DISTRIBUTION AND SERVICE PLAN

Effective as of November 14, 2024

1.            Texas Capital Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Schedule A (each a “Fund”), has selected Northern Lights Distributors, LLC (the “Distributor”) to provide distribution-related and shareholder services on behalf of and for the classes of shares listed on Schedule A (each a “Class”) of which the Trust is the issuer (the “Shares”), pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”), according to the terms of this Distribution and Service Plan (the “Plan”). The Plan has been approved by a majority of the Board of Trustees of the Trust (collectively, the “Board”), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

2.            The Trust, on behalf of a Fund, shall pay the Distributor a fee not to exceed the maximum distribution fee per annum of the average daily net assets of each Class of a Fund set forth on Schedule A. The Distributor may use such fees paid to it pursuant to the Plan for services primarily intended to result in the sale of Shares of a Fund, including, but not limited to, paying expenses for printing and distributing prospectuses and reports used for sales purposes, preparing and distributing sales literature (and any related services), advertisements, payment of dealer commissions and wholesaler compensation (as applicable) and other distribution-related services permitted by Rule 12b-1.

3.            Distribution-related fees paid to the Distributor may be compensation for the Distributor’s distribution-related services, or if paid or advanced by the Distributor to broker-dealers, banks, insurance companies or others who have executed an agreement with the Trust, the Distributor or any successor to the Distributor (each a “Financial Intermediary” and collectively, “Financial Intermediaries”), as compensation for a Financial Intermediary’s distribution-related services permitted by Rule 12b-1. Forms of such agreements have been approved from time to time by the Board, including the Independent Trustees.

4.            The Trust, on behalf of a Fund, shall pay the Distributor, and the Distributor may pay or advance to Financial Intermediaries, an amount not to exceed the maximum shareholder service fee per annum of the average daily net assets of the Class of the Fund set forth on Schedule A as a service fee pursuant to servicing agreements, forms of which have been approved from time to time by the Board, including the Independent Trustees.

5.            Shareholder service expenses are expenses for personal service and/or maintenance of accounts and may include, but are not limited to, the expenses of assisting in establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from a Fund on behalf of customers, forwarding certain shareholder communications from a Fund to customers, receiving and answering correspondence, aiding in maintaining the investment of their respective customers in a Fund and providing such other information and services as reasonably requested.

6.            Compensation payments shall be paid monthly by a Fund to the Distributor within 30 days after the close of each month or such other time period as deemed appropriate by the Distributor.

7.            In no event shall the aggregate asset-based sales charges to be paid pursuant to the terms of the Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to Rule 2341 of the Financial Industry Regulatory Authority or any successor thereto.

8.            Payments by the Trust with respect to Shares of a Fund pursuant to the Plan may be made during periods when the Fund has suspended or otherwise limited sales of such Shares so long as appropriate services continue to be provided.

9.            Any person authorized to direct the payment of money under the Plan or any agreement related to the Plan shall furnish to the Board for its review, on at least a quarterly basis, a written report of the monies paid pursuant to the terms of the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan.

1

10.          The Plan, and any agreements related to the Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements.

11.          The Plan may be terminated at any time in whole or with respect to Shares of any Class or Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Fund or any Class voting separately as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3). Termination of the Plan with respect to any Shares of any Class or Fund will not terminate the Plan with respect to Shares of any other Class or Fund that is not terminated.

12.          Any agreement related to the Plan:

(a)            must be in writing;

(b)            shall go into effect when approved by a vote of the Board, and its Independent Trustees, cast at a meeting called for the purpose of voting on such agreement;

(c)            may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of a Fund on not more than sixty (60) days’ written notice to any other party to the agreement; and

(d)            will automatically terminate in the event of its assignment (as defined in the 1940 Act).

13.          The Plan may not be amended to increase materially the amount to be spent with respect to Shares of any Class or Fund for distribution without approval by a majority of the Class’s or Fund’s outstanding voting securities (as and to the extent voting separately is required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3)).

14.          All material amendments to the Plan shall be approved by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

15.          So long as the Plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

16.          The Plan is not binding upon any of the Trustees of the Board or shareholders of the Trust.

17.          Where the effect of a requirement of the 1940 Act reflected in any provision of this Plan is revised by rule, interpretation, or order of the U.S. Securities and Exchange Commission, such provisions shall be deemed to incorporate the effect of such rule, interpretation, or order.

2

SCHEDULE A

TO THE

DISTRIBUTION AND SERVICE PLAN

		Maximum	Maximum	Maximum
	Share	Distribution	Shareholder	Aggregate
Portfolio	Class	Fee*	Services Fee	Fee
Texas Capital Government Money Market Fund	Lonestar Class	0.25%	0.25%	0.25%

Notes

* Distribution Fees may also include Asset Based Sales Charges

20

3